Limited Power of Attorney

I, Valarie L. Sheppard, with an address of One Procter & Gamble Plaza, Cincinnati, Ohio, hereby grant this Power of Attorney to each of the following persons: Jamie M. Herald, Steven W. Jemison, Tamara A. Miller, Adam Newton, and Susan S. Whaley; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf:
complete, sign, and submit all documents required by the Securities and Exchange Commission (the Commission) under sub-section 16(a) of the Securities Exchange Act of 1934
(15 U.S.C. 78p(a)) and rules promulgated by the Commission under and in enforcement of that sub-section.

Any powers not specifically mentioned herein shall not be given.

This power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I sign this Power of Attorney on the date below written.



Date: 07/25/2005		/s/ Valarie L. Sheppard
				Valarie L. Sheppard


Witness:/s/ Julie Pinneo  Witness: ___/s/ Vanessa Cepluch_____



STATE OF OHIO		)
				) ss:
COUNTY OF HAMILTON	)

On 	07/25/05__ before me, personally appeared Valarie L.
Sheppard, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he/she executed the same.


/s/ Susan M. Ruhe
Notary Public